Exhibit 99.1

For Information, contact:

Craig Dynes

Chief Financial Officer

617-866-6020

CDynes@pega.com

Pegasystems Announces Record Revenues of $212 Million for 2008 and $59 Million for Fourth Quarter

Annual Revenue Grows 31%; Annual License Revenue Grows 50%

2009 Revenue Expected to Exceed $250 Million

CAMBRIDGE, Mass. – March 9, 2009 – Pegasystems Inc. (NASDAQ: PEGA), the leader in Business Process Management (BPM) software, today announced financial results for the year and the fourth quarter ended December 31, 2008. Total revenue for the year ended December 31, 2008 increased 31% to $211.6 million, compared to $161.9 million in 2007. License revenue for the year increased 50% to $76.6 million, compared to $51.1 million in 2007. Net income for 2008 was $11 million, compared to $6.6 million in 2007. During 2008, the Company generated $38.4 million in cash flow from operations and ended the year with $167.2 million in cash and marketable securities.

The following table presents selected financial information for the fourth quarters and years ended December 31, 2008 and 2007:

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(In thousands, except per share amounts)
Software license	$25,358	$14,919	$76,572	$51,084
Maintenance	11,088	9,035	40,115	31,196
Professional services	22,906	22,802	94,960	79,669

Total revenue	$59,352	$46,756	$211,647	$161,949
Gross profit	$38,476	$27,159	$129,890	$96,747
Income from operations	$6,288	$177	$14,479	$1,951
Net income	$2,830	$1,418	$10,977	$6,595

Earnings per share, basic	$0.08	$0.04	$0.30	$0.18

Earnings per share, diluted	$0.08	$0.04	$0.29	$0.18

Business Perspective

“Our record business results continue to be driven by the substantial returns our customers achieve by applying Pegasystems “Build for Change”® technology. Client successes in 2008 included both transformational programs to improve revenue, customer service and productivity, as well as targeted implementations to rapidly “wrap and renew” legacy applications by adding new business functionality,” said Alan Trefler, Pegasystems’ Chairman and CEO.

“2008 yielded significant client successes across many business operations, including banking, credit cards, lending, property and casualty insurance, life insurance, health payers, care providers, telecom, manufacturing, hospitality, government, and business process outsourcing. We are also pleased with the BPM awards our customers and products have received from respected industry analysts. Our increasing footprint is facilitating deeper relationships with major consulting partners who are further growing their already significant Pegasystems practices. These successes demonstrate how our “Build for Change” technology can be compelling even in today’s tough economic environment,” concluded Mr. Trefler.

Craig Dynes, Pegasystems’ CFO, added, “We achieved record revenues and record new license signings in extremely difficult economic conditions. Though we expect that these challenging conditions will continue for much of 2009, we are forecasting further expansion of our business. We currently expect revenue in 2009 to surpass $250 million, which we estimate will result in net income that may exceed $17 million on a GAAP basis. Cash flow from operations is forecasted to be approximately $25 million in 2009.”

Messrs. Trefler and Dynes will be hosting a conference call and live Webcast associated with this announcement at 9:00 a.m. ET on March 10, 2009. Dial-in information is as follows: 877-719-9788 (domestic) or 719-325-4838 (international).

To listen to the Webcast log onto www.pega.com at least 5 minutes prior to the event’s broadcast and click on the Webcast icon in the Investor Relations section. A replay of the call will also be available on www.pega.com in the Investor Relations section Audio Archives link.

Forward-Looking Statements

Certain statements contained in this press release may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “project,” “expect,” “plan,” “intend,” “believe,” “estimate,” “target,” “forecast,” “could” and similar expressions, among others, identify forward-looking statements, which speak only as of the date the statement was made. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause the Company’s actual results to differ from those expressed in such forward-looking statements. These risks and uncertainties include, without limitation, variation in demand and the difficulty in predicting the completion of product acceptance and other factors affecting the timing of our license revenue recognition, the level of term license renewals, our ability to develop new products and evolve existing ones, the impact on our business of the recent financial crisis in the global capital markets, the negative global economic trends and the ongoing consolidation in the financial services and healthcare markets, our ability to attract and retain key personnel, reliance on key third party relationships and management of the Company’s growth. Further information regarding these and other factors which could cause the Company’s actual results to differ materially from any forward-looking statements contained in this press release is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and other recent filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release represent the Company’s views as of March 9, 2009. Investors are cautioned not to place undue reliance on such forward-looking statements and there are no assurances that the matters contained in such statements will be achieved. Although subsequent events may cause the Company’s view to change, the Company does not undertake and specifically disclaims any obligation to publicly update or revise these forward-looking statements whether as the result of new information, future events or otherwise. The statements should therefore not be relied upon as representing the Company’s view as of any date subsequent to March 9, 2009.

About Pegasystems

Pegasystems (NASDAQ: PEGA), the leader in Business Process Management, provides software to drive revenue growth, productivity and agility for the world’s most sophisticated organizations. Customers use our award-winning SmartBPM® suite to improve customer service, reach new markets and boost operational effectiveness.

Our patented SmartBPM® technology makes enterprise applications easy to build and change by directly capturing business objectives and eliminating manual programming. SmartBPM® unifies business rules and processes into composite applications that leverage existing systems — empowering businesspeople and IT staff to Build for Change®, deliver value quickly and outperform their competitors.

Pegasystems’ suite is complemented by best-practice frameworks designed for leaders in financial services, insurance, healthcare, government, life sciences, communications, manufacturing and other industries.

Headquartered in Cambridge, MA, Pegasystems has offices in North America, Europe and Asia Pacific. Visit us at www.pega.com.

All trademarks are the property of their respective owners.

Pegasystems Inc.

Unaudited Condensed Consolidated Statements of Income

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(in thousands, except per share amounts)
Revenue:
Software license	$25,358	$14,919	$76,572	$51,084
Maintenance	11,088	9,035	40,115	31,196
Professional services	22,906	22,802	94,960	79,669

Total Revenue	59,352	46,756	211,647	161,949

Cost of revenue:
Cost of software license	31	—	95	—
Cost of maintenance	1,384	1,290	5,390	4,791
Cost of professional services	19,461	18,307	76,272	60,411

Total cost of revenue (1)	20,876	19,597	81,757	65,202

Gross Profit	38,476	27,159	129,890	96,747

Operating expenses:
Selling and marketing (1)	18,763	15,527	63,799	51,743
Research and development (1)	8,640	6,865	31,472	26,198
General and administrative (1)	4,785	4,590	20,140	16,855

Total operating expenses	32,188	26,982	115,411	94,796

Income from operations	6,288	177	14,479	1,951
Installment receivable interest income	349	395	597	1,244
Other interest income, net	925	1,785	5,029	6,718
Foreign currency transaction (loss) gain	(2,779)	(215)	(4,537)	264
Other expense, net	(34)	9	104	(235)

Income before provision for income taxes	4,749	2,151	15,672	9,942
Provision for income taxes	1,919	733	4,695	3,347

Net income	$2,830	$1,418	$10,977	$6,595

Earnings per share, basic	$0.08	$0.04	$0.30	$0.18

Earnings per share, diluted	$0.08	$0.04	$0.29	$0.18

Weighted-average number of common shares outstanding, basic	35,985	36,244	36,146	35,875

Weighted-average number of common shares outstanding, diluted	37,420	37,935	37,605	37,433

Dividends per share	$0.03	$0.03	$0.12	$0.12

(1) Includes stock-based compensation as follows:

Cost of revenue	$292	$135	$995	$490
Selling and marketing	$225	$118	$807	$436
Research and development	$170	$45	$539	$130
General and administrative	$293	$69	$1,191	$562

Pegasystems Inc.

Unaudited Condensed Consolidated Balance Sheets

	As of December 31, 2008	As of December 31, 2007
	(in thousands)
Current Assets:
Cash and cash equivalents	$36,087	$26,710
Marketable securities	131,142	123,271

Total cash, cash equivalents, and marketable securities	167,229	149,981
Trade accounts receivable, net	42,801	45,922
Short-term license installments	5,445	19,183
Other current assets	8,502	7,240

Total current assets	223,977	222,326

Long-term license installments, net	5,413	8,267
Property and equipment, net	5,723	4,182
Long-term deferred income taxes and other assets	8,117	6,599
Intangible assets, net	479	—
Goodwill	2,141	1,933

Total assets	$245,850	$243,307

Current liabilities:
Accounts payable	$4,726	$5,670
Accrued expenses	9,925	10,405
Accrued compensation and related expenses	18,015	13,526
Deferred revenue	32,231	33,178

Total current liabilities	64,897	62,779
Income taxes payable	5,665	5,185
Other long-term liabilities	2,174	2,399

Total liabilities	72,736	70,363
Stockholders’ equity:	173,114	172,944

Total liabilities and stockholders’ equity	$245,850	$243,307

Pegasystems Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

	Year Ended December 31,
	2008	2007
	(in thousands)
Cash flows from operating activities:
Net income	$10,977	$6,595
Adjustments to reconcile net income to cash flows provided by operating activities:
Excess tax benefits from stock options and deferred income taxes	(7,277)	(2,502)
Depreciation and amortization, and other non-cash items	4,275	2,438
Stock-based compensation expense	3,532	1,618
Change in operating assets and liabilities, and other, net	26,892	17,198

Cash flows provided by operating activities	38,399	25,347

Cash flows used in investing activities	(13,764)	(24,847)

Cash flows used in financing activities	(13,354)	(251)

Effect of exchange rate on cash and cash equivalents	(1,904)	453

Net increase in cash and cash equivalents	9,377	702
Cash and cash equivalents, beginning of period	26,710	26,008

Cash and cash equivalents, end of period	$36,087	$26,710

Pegasystems Inc.

2007 - Expanded captions (unaudited)

(in thousands)

	Q1		Q2		Q3		Q4		YTD
	As Reported	Expanded	As Reported	Expanded	As Reported	Expanded	As Reported	Expanded	As Reported	Expanded
Revenue:
Software license	$12,084	$12,084	$10,344	$10,344	$13,737	$13,737	$14,919	$14,919	$51,084	$51,084
Maintenance		7,021		7,380		7,760		9,035		31,196
Professional services		18,384		17,939		20,544		22,802		79,669
Services	25,405		25,319		28,304		31,837		110,865

Total Revenue	37,489	37,489	35,663	35,663	42,041	42,041	46,756	46,756	161,949	161,949

Cost of revenue:
Cost of software license	—	—	—	—	—	—	—	—	—	—
Cost of maintenance	—	1,145	—	1,152	—	1,204	—	1,290	—	4,791
Cost of professional services	—	14,419	—	13,168	—	14,517	—	18,307	—	60,411
Cost of services	15,564	—	14,320	—	15,721	—	19,597	—	65,202	—

Total Cost of revenue	15,564	15,564	14,320	14,320	15,721	15,721	19,597	19,597	65,202	65,202

Gross Profit	$21,925	$21,925	$21,343	$21,343	$26,320	$26,320	$27,159	$27,159	$96,747	$96,747

As of January 1, 2008, the Company expanded the presentation of the services revenue and the associated cost of services lines in the condensed consolidated statements of income to separately disclose the amounts related to maintenance and professional services. Maintenance revenue is a significant portion of the Company’s total revenue and is directly attributable to its installed base of software licenses. Professional services revenue includes revenue from consulting services and training. The Company believes separate disclosure of the maintenance revenue and the associated direct costs is meaningful to investors and provides an important measure of the Company’s business performance. Previously reported amounts have been expanded to conform to the current year presentation and have no impact on previously reported total revenue, total cost of revenue or net income.